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                                                                     EXHIBIT 4.3


                       AMENDED CERTIFICATE OF DESIGNATION
                                     OF THE
                            SERIES A PREFERRED STOCK
                                ($.01 PAR VALUE)
                                       OF
                             INTERNET AMERICA, INC.

                         Pursuant to Article 2.13 of the

                         TEXAS BUSINESS CORPORATION ACT

                          ----------------------------


         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on March 22, 1996, by the Board of Directors (the "Board") of Internet America, Inc., a Texas corporation (the "Company"), acting pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act. Such resolution was duly adopted by all necessary action on the part of the Company.

         WHEREAS, pursuant to resolutions adopted on November 10, 1995 by the Board of Directors of the Company, the Board of Directors authorized a series of preferred stock entitled "Series A Preferred Stock" and authorized the Company to issue 350,000 shares of Series A Preferred Stock; and

         WHEREAS, the Company has or anticipates receiving subscriptions for an aggregate amount of Series A Preferred Stock in excess of 350,000 shares; and

         WHEREAS, the Board of Directors desire to authorize to increase the number of Series A Preferred Stock which the Company may issue; and

         WHEREAS, the initial designation for the Series A Preferred Stock contemplates an increase from time to time in the number of shares to be issued thereunder.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by provisions of the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), the number of Series A Preferred Stock, which the Company may issue shall be increased to 400,000, which number may from time to time be further increased or decreased (but not below the number then outstanding) by the Board of Directors. The Series A Preferred Stock to be issued shall have such designations, preferences,


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limitations and relative rights, including voting rights, as set forth in the designation of the Series A Preferred Stock as adopted by the Board of Directors on November 10, 1995.

         FURTHER RESOLVED, that the officers of the Company be, and each is hereby authorized, empowered and directed, for and on behalf of the Company, to execute any and all such certificates, documents and instruments as each may deem necessary or advisable to consummate any filings as may be required with the Secretary of State of Texas and/or as otherwise to fulfill the intent of the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned have caused this Certificate to be made under the seal of the Company and signed by Robert J. Maynard and attested by John Nanni this 3rd day of April, 1996.


                                               /s/ Robert J. Maynard
                                               ---------------------------------
                                               Robert J. Maynard, President

[SEAL]

                                               /s/ John Nanni
                                               ---------------------------------
                                               John Nanni, Secretary